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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

(a)     BEFORE THE PROPOSED SHARE EXCHANGE: NO SUBSIDIARIES.

(b)     AFTER THE PROPOSED SHARE EXCHANGE:

        Capital Bancorp, Inc. will own 100% of Capital Bank & Trust Company. In turn, Capital Bank & Trust Company owns all of two subsidiaries, to-wit, CBTC Corporation and Capital Housing Improvement Projects, Inc.